                                                                   EXHIBIT 10.10

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                            ASSET PURCHASE AGREEMENT

                                     AMONG

                            RENTX INDUSTRIES, INC.,

                         U-DO-IT RENTAL CENTERS, INC.,

                THE SHAREHOLDER OF U-DO-IT RENTAL CENTERS, INC.,

                                CAAR PARTNERSHIP

                                      AND

                        THE PARTNERS OF CAAR PARTNERSHIP


                            AS OF DECEMBER 17, 1996





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
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.       Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . .  1
         2.1.    Basic Transaction  . . . . . . . . . . . . . . . . . . . . .  1
         2.2.    Assumption of Certain Liabilities  . . . . . . . . . . . . .  1
         2.3.    Purchase Price; Payment  . . . . . . . . . . . . . . . . . .  1
         2.4.    Sales Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . .  2
         2.5.    Closing; Closing Date  . . . . . . . . . . . . . . . . . . .  2
         2.6.    Deliveries at the Closing  . . . . . . . . . . . . . . . . .  2

3.       Representations and Warranties.  . . . . . . . . . . . . . . . . . .  3
         3.1.    Representations and Warranties of the Seller,
                 the Shareholder, the Partnership and the Partner . . . . . .  3
         3.2.    Representations and Warranties of the Buyer  . . . . . . . . 12
         3.3.    Survival of Representations  . . . . . . . . . . . . . . . . 13
         3.4.    Representations as to Knowledge  . . . . . . . . . . . . . . 13

4.       Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . 13
         4.1.    General  . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         4.2.    Operation and Preservation of Business . . . . . . . . . . . 13
         4.3.    Full Access  . . . . . . . . . . . . . . . . . . . . . . . . 14
         4.4.    Notice of Developments . . . . . . . . . . . . . . . . . . . 14
         4.5.    Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . 14
         4.6.    Conveyance of Shareholder Property . . . . . . . . . . . . . 14
         4.7.    Announcements  . . . . . . . . . . . . . . . . . . . . . . . 15
         4.8.    Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . 15

5.       Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . 15
         5.1.    Further Assurances . . . . . . . . . . . . . . . . . . . . . 15
         5.2.    Transition . . . . . . . . . . . . . . . . . . . . . . . . . 15
         5.3.    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . 15
         5.4.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . 15
         5.5.    Post-Closing Announcements . . . . . . . . . . . . . . . . . 16
         5.6.    Financial Statements . . . . . . . . . . . . . . . . . . . . 16
         5.7.    Satisfaction of Liabilities  . . . . . . . . . . . . . . . . 16
         5.8.    Certain Environmental Matters  . . . . . . . . . . . . . . . 16

6.       Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . 17
         6.1.    Conditions to Obligation of the Buyer  . . . . . . . . . . . 17
         6.2.    Conditions to Obligation of the Seller, the
                 Shareholder, the Partnership and the Partner . . . . . . . . 18

7.       Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . 19
         7.1.    Indemnification Provisions for Benefit of the Buyer  . . . . 19





                                      (i)

         7.2.    Indemnification Provisions for Benefit of the Seller, the
                 Shareholder, the Partnership and the Partner . . . . . . . . 20
         7.3.    Matters Involving Third Parties  . . . . . . . . . . . . . . 21
         7.4.    Right of Offset. . . . . . . . . . . . . . . . . . . . . . . 22
         7.5.    Other Remedies . . . . . . . . . . . . . . . . . . . . . . . 22

8.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         8.1.    Termination of Agreement . . . . . . . . . . . . . . . . . . 22
         8.2.    Effect of Termination  . . . . . . . . . . . . . . . . . . . 22
         8.3.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . 23

9.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         9.1.    No Third-Party Beneficiaries . . . . . . . . . . . . . . . . 23
         9.2.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 23
         9.3.    Succession and Assignment  . . . . . . . . . . . . . . . . . 23
         9.4.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 23
         9.5.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         9.6.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         9.7.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 24
         9.8.    Amendments and Waivers . . . . . . . . . . . . . . . . . . . 24
         9.9.    Severability . . . . . . . . . . . . . . . . . . . . . . . . 24
         9.10.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         9.11.   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . 24
         9.12.   Construction . . . . . . . . . . . . . . . . . . . . . . . . 25
         9.13.   Incorporation of Exhibits  . . . . . . . . . . . . . . . . . 25
         9.14.   Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

         Exhibits:

                     Exhibit 1.1(a)                         Exhibit 3.1(g)(i)(B)
                     Exhibit 1.1(b)                         Exhibit 3.1(g)(ii)
                     Exhibit 1.1(c)(i)                      Exhibit 3.1(h)(i)
                     Exhibit 1.1(c)(ii)                     Exhibit 3.1(h)(ii)
                     Exhibit 1.1(d)                         Exhibit 3.1(i)
                     Exhibit 1.1(e)                         Exhibit 3.1(k)
                     Exhibit 1.1(f)                         Exhibit 3.1(l)
                     Exhibit 1.1(g)                         Exhibit 3.1(m)
                     Exhibit 1.1(h)                         Exhibit 3.1(n)
                     Exhibit 2.3(b)                         Exhibit 3.1(p)(i)
                     Exhibit 3.1(c)                         Exhibit 3.1(p)(ii)
                     Exhibit 3.1(d)(i)                      Exhibit 3.1(s)(ii)
                     Exhibit 3.1(e)                         Exhibit 3.1(s)(iii)
                     Exhibit 3.1(f)                         Exhibit 6.1(j)
                     Exhibit 3.1(g)(i)(A)                   Exhibit 6.2(e)





                                      (ii)

             This Asset Purchase Agreement is entered into as of December 17, 1996 among RentX Industries, Inc., a Delaware corporation (the "Buyer"), UoDooIt Rental Centers, Inc., an Idaho corporation (the "Seller"), Charles E. Campbell (the "Shareholder"), CAAR Partnership, an Idaho general partnership (the "Partnership"), Scott W. Arnone ("Mr. Arnone") and Lori K. Arnone ("Mrs. Arnone") (Mr. Arnone and Mrs. Arnone are referred to individually and collectively as the "Partner").

                                    Recitals

             The Shareholder owns all of the issued and outstanding capital stock of the Seller. The Shareholder and the Partner are the two general partners of the Partnership. The Seller and the Partnership each desires to sell, and the Buyer desires to purchase, substantially all of the Seller's assets and all of the Partnership's assets as provided in this Agreement.

                                   Agreement

             NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Definitions. The terms defined in Exhibit 1.1(a) shall have the meanings designated therein.

2.  Purchase and Sale.

    2.1. Basic Transaction. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase (a) from the Seller, and the Seller agrees to sell to the Buyer, all the Acquired Seller Assets free and clear of any Encumbrance or Tax, and (b) from the Partnership, and the Partnership agrees to sell to the Buyer, all of the Acquired Partnership Assets free and clear of any Encumbrance or Tax, in each case for the consideration specified in Section 2.3. The Buyer will have no obligation under this Agreement to purchase less than all of the Acquired Assets.

    2.2. Assumption of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to assume and become responsible at the applicable Closing for all of the Assumed Liabilities specified with respect to such Closing. The Buyer will not assume or have any responsibility with respect to any other Liability not expressly assumed at a Closing pursuant to the Assignment and Assumption Agreement executed at such Closing.

    2.3.     Purchase Price; Payment.

             (a) The cash purchase price for the First Closing Acquired Seller Assets is $490,500, for the Second Closing Acquired Seller Assets is $490,500 and for the Acquired Partnership Assets is $120,000. At the First Closing, the Buyer will, by wire transfer or other delivery of immediately available funds, (i) pay to the Seller $490,500 and (ii) assume the First Closing Assumed Liabilities (and the amount paid to and in respect of the Seller and the First Closing Assumed Liabilities will constitute the full
purchase price for the  First  Closing  Acquired  Seller  Assets).   At  the
Second Closing, the Buyer will, by wire transfer or other delivery of immediately available funds, (i) (A) pay to the Seller $440,500 and (B) deposit $50,000 into the Escrow Account and (ii) assume the Second Closing Assumed Liabilities (and the amounts paid and deposited to and in respect of the Seller and the Second Closing Assumed Liabilities will constitute the full purchase price for the Second Closing
Acquired  Seller  Assets).   At the Second  Closing,
the Buyer will, by wire transfer or other delivery of immediately available funds, pay to the Partnership $120,000. The amounts deposited in the Escrow Account will belong to the Seller, subject to the Seller's indemnification obligations set forth in this Agreement, and will be held, invested, administered and disbursed according to Section 7.1(b) hereof and the Escrow Agreement.

             (b) As soon as practicable after the applicable Closing, but effective as of such Closing, the Buyer and the Agent will prepare and initial a "Price Allocation Schedule", allocating for Tax reporting purposes the total consideration for the Acquired Seller Assets conveyed at such Closing among the various categories of Acquired Seller Assets in the following order and amounts: (i) to cash and cash equivalents, the $500 amount per store on the Closing Balance Sheet; (ii) to Closing Inventory, the amount on the Closing Balance Sheet; (iii) to equipment and leasehold improvements, the greater of the appraised fair market value (if the Buyer in its sole discretion obtains an appraisal before or after the applicable Closing) or the current book value thereof as reflected on the Closing Balance Sheet; (iv) to prepaid expenses, the unamortized balance on the Closing Balance Sheet; (v) to any other assets, other than goodwill, the amount on the Closing Balance Sheet; and (vi) the entire remaining balance of the consideration shall be allocated to the goodwill of the Seller's business acquired at such Closing or, at the Buyer's sole discretion, to the other intangible assets which are included in the Acquired Seller Assets acquired at such Closing. The entire $120,000 paid to the Partnership at the Second Closing shall be allocated as set forth on
Exhibit 2.3(b) to the equipment constituting the Acquired Partnership Assets. The parties agree to be bound by the allocations set forth in the Price Allocation Schedules and set forth on Exhibit 2.3(b) for all federal, state and local Tax reporting purposes, including for purposes of determining any income, gain, loss, depreciation or other deductions in respect of such assets. The parties further agree to prepare and file all Tax Returns (including Form 8594 under the Code) in a manner consistent with such allocations. The parties acknowledge that such allocations for Tax reporting purposes were determined pursuant to arm's length bargaining regarding the fair market values of the Acquired Assets in accordance with the provisions of Code Section 1060.

    2.4. Sales Taxes, Etc. The Seller will pay all sales, use, transfer and other Taxes, fees and charges payable in respect of the sale and transfer of the Acquired Seller Assets to the Buyer pursuant to this Agreement. The Partnership will pay all sales, use, transfer and other Taxes, fees and charges payable in respect of the sale and transfer of the Acquired Partnership Assets to the Buyer pursuant to this Agreement.

    2.5. Closing; Closing Date. The closing of the Buyer's acquisition of the First Closing Acquired Seller Assets and the related transactions contemplated by this Agreement (the "First Closing") is anticipated to take place on December 19, 1996 (but in any event on or before December 31, 1996). The closing of the Buyer's acquisition of the Second Closing Acquired Assets and the Acquired Partnership Assets and the related transactions contemplated by this Agreement (the "Second Closing") is anticipated to take place on January 8, 1997 (but in any event on or before January 31, 1997). The term "Closing" as used in this Agreement shall refer to the First Closing or the Second Closing, as applicable. Each Closing will commence at 8:00 a.m. local time in Denver, Colorado, at the offices of Sherman & Howard L.L.C., and all transactions contemplated by this Agreement with respect to a given Closing will be effective at 11:59 p.m. Idaho time on the day immediately preceding such Closing (such effective time being the "First Closing Date" or "Second Closing Date," as applicable).

    2.6. Deliveries at the Closing. At the applicable Closing, (a) the Seller, the Shareholder, the Partnership and the Partner, as applicable, will deliver, or cause to be delivered, to the Buyer the certificates, instruments and documents referred to in Section 6.1, (b) the Buyer will deliver to the Seller, the Shareholder, the Partnership and the Partner, as applicable, the certificates, instruments and documents referred to in Section 6.2, (c) the Seller and the Partnership, as applicable, will deliver to the Buyer instruments transferring to the Buyer title to the applicable Acquired Assets free and clear of any Encumbrances or Taxes and (d) the Buyer will pay and deposit the applicable purchase price in accordance with Section 2.3.

3.  Representations and Warranties.

    3.1. Representations and Warranties of the Seller, the Shareholder, the Partnership and the Partner. The Seller and the Shareholder jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 (including, without limitation, those contained in the Sections enumerated in the following sentence) are correct and complete as of the date of this Agreement and will be correct and complete (i) as of the First Closing Date (as though made then and as though the First Closing Date were then substituted for the date of this Agreement throughout this Section 3.1) and (ii) as of the Second Closing Date (as though made then and as though the Second Closing Date were then substituted for the date of this Agreement throughout this Section 3.1); provided, however, that, as of the Second Closing Date, the First Closing Acquired Seller Assets, the Coeur D'Alene, Idaho Premises, the First Closing Assumed Liabilities and other matters relating exclusively to the Seller's business and operations conducted at the Coeur D'Alene, Idaho Premises shall be deemed excluded from the representations and warranties made as of the Second Closing Date. In addition, the Partnership and the Partner jointly and severally represent and warrant to the Buyer that the statements contained in Sections 3.1(a)(ii), 3.1(b)(ii), 3.1(c)(ii), 3.1(e)(ii), 3.1(f)(ii) and 3.1(g) (but in the case of Section 3.1(g), only to the extent such representations and warranties specifically refer to the Partnership, the Partner or the Acquired Partnership Assets) are correct and complete as of the date of this Agreement and will be correct and complete (i) as of the First Closing Date (as though made then) and (ii) as of the Second Closing Date (as though made then).

              (a)     Organization, Good Standing, Authority, Etc.

                     (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho, which is the only jurisdiction in which the nature of the business conducted by it or the properties owned, leased or operated by it make such qualification necessary. The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. This Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors and shareholders of the Seller, and this Agreement has been duly executed and delivered by the Seller. The Seller has full corporate power and authority to execute, deliver and perform this Agreement and the Other Seller Agreements to which the Seller is a party, and the Shareholder and each relative or affiliate of the Seller, the Shareholder, the Partnership or the Partner who is party to any Other Seller Agreement has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Seller Agreements to which the Shareholder, the Partner or such relative or affiliate is a party, and this Agreement constitutes, and the Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of, and shall be enforceable in accordance with their respective terms against, the Seller, the Shareholder and each such relative or affiliate who is a party thereto.

                     (ii) The Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of Idaho, and the nature of the business conducted by it or the properties owned, leased or operated by it do not require the Partnership to be qualified in any other jurisdiction. The Partnership has not engaged in any business or activities other than owning the Acquired Partnership Assets and leasing the Acquired Partnership Assets to the Seller. The Partnership has all requisite partnership power and authority, to own, lease and operate its properties and to carry on its business as now being conducted. This Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the general partners of the Partnership, and this Agreement has been duly executed and delivered by the Partnership. The Partnership has full partnership power and authority to execute, deliver and perform this Agreement and the Other Seller Agreements to which the Partnership is a party, and the Partner has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Seller Agreements to which the Partner is a party, and this Agreement constitutes, and such Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of, and shall be enforceable in accordance with their respective terms against, the Partnership and the Partner.

             (b)     Ownership.

                     (i) The Shareholder owns, of record and beneficially, free and clear of any Encumbrance or Tax, 5,000 shares of the common stock, no par value, of the Seller, which constitute all outstanding shares of the capital stock of the Seller. No other Person has any right to acquire any equity interest in the Seller.

                     (ii) The Shareholder and Mr. Arnone own, of record, and the Shareholder and the Partner own, beneficially, free and clear of any Encumbrance or Tax, 50% and 50% general partnership interests in the Partnership, respectively. The Shareholder and Mr. Arnone are the only partners of the Partnership. No other Person has any right to acquire any partnership interest in the Partnership.

             (c)     No Violation.

                     (i) The execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which the Seller, the Shareholder or any relative or affiliate of the Seller, the Shareholder, the Partnership or the Partner who is a party to any Other Seller Agreement is subject or any provision of the articles of incorporation or bylaws of the Seller or any such affiliate, or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Seller, the Shareholder or any such relative or affiliate pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which the Seller, the Shareholder or any such relative or affiliate is a party or by which the Seller, the Shareholder, the Partnership, the Partner, or any such relative or affiliate or any of their respective assets and properties is bound or subject. Except for notices that will be given and consents that will be obtained by the Seller and the Shareholder prior to the First Closing with respect to the transactions contemplated thereby and prior to the Second Closing with respect to the transactions contemplated thereby (all of which are set forth in Exhibit 3.1(c)), neither the Seller, the Shareholder, the Partnership, the Partner, nor any such relative or affiliate need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

                     (ii) The execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which the Partnership or the Partner is subject or any provision of the partnership agreement of the Partnership, or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Partnership or the Partner pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, Permit, agreement, instrument or other arrangement to which the Partnership or the Partner is a party or by which the Partnership or the Partner or any of their respective assets and properties is bound or subject. The Partner need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Partner to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

             (d) Financial Statements. The unaudited balance sheets of the Seller prepared by management of the Seller as of December 31, 1994 and December 31, 1995, the related unaudited income schedules prepared by management of the Seller for the fiscal years then ended, the unaudited balance sheet of the Seller prepared by management of the Seller as of October 31, 1996 (the latter being referred to as the "Latest Balance Sheet"), and the related unaudited income schedule prepared by management of the Seller for the ten-month period then ended, have been prepared in accordance with good accounting practices and on a basis consistent with those of prior years, are in accordance with the books and records of the Seller (which books and records are complete and correct), are accurate and fairly present the financial position and results of operations of the Seller as of such dates and for each of the periods indicated, do not list book values for the assets that are in excess of their fair market values, and, except as set forth on Exhibit 3.1(d)(i), make adequate provision for all Liabilities to which the Seller is subject. Copies of the financial statements described in the first sentence in this Section are attached as Exhibit 3.1(d)(i).

             (e)     Absence of Certain Leases, Changes or Events.

                     (i) The Seller is not, except as set forth on Exhibit 3.1(e), a party to or otherwise bound by any contract or agreement that has a term of three or more months pursuant to which the Seller is obligated to furnish any equipment, products or services, and no such contract or agreement has been prepaid with respect to any period after the First Closing Date. Except as set forth on Exhibit 3.1(e), neither the Partnership, the Shareholder nor the Partner is party to or otherwise bound by any contract or agreement relating to the Acquired Partnership Assets. Since June 1, 1996, the Seller has not (A) except as otherwise set forth on Exhibit 3.1(e), incurred any debt, indebtedness or other Liability, except current Liabilities incurred in the ordinary course of business; (B) delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of any receivable beyond stated, normal terms; (C) except as otherwise set forth on Exhibit 3.1(e), sold or otherwise transferred any of its equipment or other assets or properties, except for such sales which were in the ordinary course of business and did not involve more than $5,000 individually or in the aggregate; (D) cancelled, compromised, settled, released, waived, written-off or expensed any account or note receivable, right, debt or claim involving more than $5,000 in the aggregate; (E) changed in any significant manner the way in which it conducts its business; (F) made or granted any individual wage or salary increase in excess of 10% or $1.00 per hour, any general wage or salary increase, or, except as otherwise set forth on
Exhibit 3.1(e), any additional benefits of any kind or nature; (G) except as otherwise set forth on Exhibit 3.1(e) and except as otherwise expressly permitted by this Section 3.1(e), (1) entered into any contracts or agreements, or made any commitments, involving more than $5,000 individually or in the aggregate or (2) accelerated, terminated, delayed, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000 individually or in the aggregate; (H) suffered any adverse fact or change, including, without limitation, to or in its business, assets, financial condition, prospects or customer relationships; (I) made any payment or transfer to or for the benefit of the Shareholder, the Partner, any shareholder, officer or director, or any relative or affiliate thereof or permitted any Person, including, without limitation, the Shareholder, the Partner, any shareholder, officer, director, or employee or any relative or affiliate thereof, to withdraw assets from the Seller (other than (1) cash and accounts receivable of the Seller distributed to its shareholder as set forth on Exhibit 3.1(e), (2) the payment to the Shareholder of the proportionate monthly amount of their respective normal annualized salaries due and payable during such period and (3) such other payments, transfers and withdrawals as are set forth on Exhibit 3.1(e)); (J) failed to make purchases of new or used equipment necessary to maintain its rental/lease inventory at the level which is reasonably necessary to maintain the revenue base experienced by the Seller during the 12 months preceding such date; (K) except as otherwise set forth on Exhibit 3.1(e), rented or leased any equipment or sold or otherwise transferred any inventory, equipment or services at below-normal rental or lease rates or margins; (L) suffered any other significant occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business; or (M) agreed to incur, take, enter into, make or permit any of the matters described in clauses (A) through (L).

                     (ii) Since June 1, 1996, the Partnership has not (A) except as otherwise set forth on Exhibit 3.1(e), incurred any debt, indebtedness or other Liability; (B) sold or otherwise transferred any of the Acquired Partnership Assets; (C) changed in any manner the way in which it conducts its business; (D) suffered any adverse fact or change with respect to the Acquired Partnership Assets; or (E) agreed to incur, take, enter into, make or permit any of the matters described in clauses (A) through (D).

             (f)     Tax Matters.

                     (i) Neither the Seller nor the Shareholder has ever filed (i) an election pursuant to Section 1362 of the Code that the Seller be taxed as an "S" corporation, except as set forth on Exhibit 3.1(f), or (ii) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. The Seller and the Shareholder will pay all Taxes attributable to the Seller's business and activities, including all Taxes attributable to the transactions contemplated by this Agreement, on or before the due date. There are no Encumbrances on any of the assets of the Seller, the Shareholder or the Partnership that arose in connection with any failure (or alleged failure) of the Seller, the

Shareholder or the Partnership to pay any Tax. Exhibit 3.1(f) lists all federal, state and local income Tax Returns filed with respect to the Seller for taxable periods ended on or after January 1, 1993, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal, state and local income Tax Returns and examination reports of, and statements of deficiencies assessed against or agreed to by, the Seller since January 1, 1993.

                     (ii) The Shareholder and the Partner will pay all Taxes attributable to the Partnership's business and activities, including all Taxes attributable to the transactions contemplated by this Agreement, on or before the due date. There are no encumbrances on any of the assets of the Shareholder or the Partner that arose in connection with any failure (or alleged failure) to pay any Tax.

             (g)     Assets and Properties.

                     (i) As of the date of this Agreement, the Seller owns all of the Acquired Seller Assets (other than certain items of Shareholder Property) and the Partnership owns all of the Acquired Partnership Assets, free and clear of all Encumbrances (except for those Encumbrances on the First Closing Acquired Seller Assets which the Seller shall cause to be terminated as of the First Closing and except for those Encumbrances on the Second Closing Acquired Seller Assets and the Acquired Partnership Assets which the Seller and the Partnership shall cause to be terminated as of the Second Closing). As of the First Closing, all of the First Closing Acquired Seller Assets (including all of the Shareholder Property) will be owned by the Seller, free and clear of all Encumbrances, and the Seller will have good and marketable title to (or, in the case of the First Closing Acquired Seller Assets that are leased, valid leasehold interests in) all the First Closing Acquired Seller Assets. As of the Second Closing, all of the Second Closing Acquired Seller Assets will be owned by the Seller and all of the Acquired Partnership Assets will be owned by the Partnership, free and clear of all Encumbrances, and the Seller will have good and marketable title to (or, in the case of the Second Closing Acquired Seller Assets that are leased, valid leasehold interests in) all the Second Closing Acquired Seller Assets and the Partnership will have good and marketable title to all of the Acquired Partnership Assets. The Acquired Assets consist of (A) the tangible and intangible assets of the Seller (exclusive of the Excluded Assets) in existence as of June 1, 1996 (except as set forth on Exhibit 3.1(e) with respect to cash of the Seller which was distributed to its shareholder and except for such changes in the Seller's inventory in the ordinary course of business as are not in violation of Section 3.1(e)), (B) the tangible and intangible assets of the Partnership in existence on June 1, 1996 and at any time since that date and (C) all tangible and intangible assets, including, without limitation, all improvements, fixtures and fittings, owned by the Shareholder or any relative or affiliate thereof or of the Seller which have been used in its business at any time on or after June 1, 1996 (the "Shareholder Property"), including, without limitation, the tangible and intangible assets set forth on Exhibit 3.1(g)(i)(A) owned by the Shareholder or any relative or affiliate thereof. Except as set forth on
Exhibit 3.1(g)(i)(B), the Premises constitute all of the real property, buildings and improvements used by the Seller in its business. The Acquired Assets are all of the tangible and intangible assets (other than the Excluded Assets) used by the Seller or the Partnership in, or necessary for the conduct of, their respective businesses. The Acquired Assets encompass all equipment used by the Seller to generate the income reflected in the financial statements attached as Exhibit 3.1(d)(i). Except for the Acquired Partnership Assets, the Seller does not lease any equipment from the Shareholder, the Partnership or the Partner or any relative or affiliate of the Seller, the Shareholder, the Partnership or the Partner. The total revenue earned by the Partnership from the lease of the Acquired Partnership

Assets to the Seller during the fiscal year ended December 31, 1995 and the ten- month period ended October 31, 1996 was $51,742 and $34,557, respectively. Except for items rented or leased to customers, all of the tangible Acquired Assets are located on the Premises.

                     (ii) Except as set forth on Exhibit 3.1(g)(ii), the Premises are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair and are suitable for the purposes for which they presently are used. The Seller has not received notice of violation of any Legal Requirement or Permit relating to its operations or its owned or leased properties. The Partnership has not received notice of violation of any Legal Requirement or Permit relating to its operations or the Acquired Partnership Assets.

                     (iii) To the best knowledge of the Seller and the Shareholder, the Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the occupation and operation thereof and have been occupied, operated and maintained in accordance with applicable Legal Requirements. The Premises are supplied with utilities and other services necessary for the operation of said Premises.

             (h) Lists of Properties, Contracts and Other Data. Attached as Exhibit 3.1(h)(ii) is a correct and complete list setting forth the items identified on Exhibit 3.1(h)(i). True and complete copies of the items referred to in Exhibit 3.1(h)(ii) have been delivered to the Buyer. All such rights, licenses, leases, registrations, Permits, Intellectual Property, applications, contracts, agreements and commitments and other items referred to in Exhibit 3.1(h)(ii) are valid, in full force and effect, enforceable in accordance with their respective terms for the period stated therein, and no party has repudiated any provision thereof and no action or claim is pending or threatened to revoke, modify, terminate or render invalid any of such items. Neither the Seller, the Partnership nor any other party thereto is in breach or default in performance of any of its respective obligations under, and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of a party to, any of the foregoing that is continuing unremedied.

             (i) Litigation, Etc. There is no outstanding Order against, nor except as set forth on Exhibit 3.1(i) is there any litigation, proceeding, arbitration or investigation by any Governmental Authority or other Person pending or threatened against, the Seller, its properties or its business or relating to the transactions contemplated by this Agreement, nor is there any basis for any such action.

             (j)     [RESERVED].

             (k) Product Quality, Warranty and Liability. All products and services sold, rented, leased, provided or delivered by the Seller to customers on or prior to (i) the First Closing Date, with respect to the First Closing, and (ii) the Second Closing Date, with respect to the Second Closing, conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and the Seller has no Liability and there is no basis for any Liability for replacement or repair thereof or other damages in connection therewith. No product or service sold, rented, leased, provided or delivered by the Seller to customers on or prior to
(i) the First Closing Date, with respect to the First Closing, and (ii) the Second Closing Date, with respect to the Second Closing, is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, rent or lease. The Seller has no Liability and there is no basis for any Liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any product or service sold, rented, leased, provided or delivered by the Seller on or prior to (i) the First Closing Date, with respect to the First Closing, and (ii) the Second Closing Date, with respect to the Second Closing. All product or service liability claims that have been asserted against the Seller since January 1, 1990, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on
Exhibit 3.1(k).

             (l) Insurance. The Seller has policies of insurance (i) covering risk of loss on its Acquired Assets, (ii) covering products and services liability and liability for fire, property damage, personal injury and workers' compensation coverage and (iii) for business interruption, all, to the best knowledge of the Seller and the Shareholder, with responsible and financially sound insurance carriers in adequate amounts and in compliance with governmental requirements and in accordance with good industry practice. All such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect until midnight on the Closing Date. Neither the Seller nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such policy. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of the Seller and the Shareholder, does any basis for any such claim, action, suit or proceeding exist. All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date. The Seller has been covered during the five years prior to the date of this Agreement by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. All claims made during such five-year period with respect to any insurance coverage of the Seller, other than those described on Exhibit 3.1(k), are set forth on
Exhibit 3.1(l).

             (m) Compliance with Applicable Laws and Rights. To the best knowledge of the Seller and the Shareholder, except as set forth on Exhibit 3.1(m), neither the Seller nor the Seller's assets (including its Premises, facilities, machinery and equipment) are in violation of any applicable Legal Requirement or Right. The Seller has not received notice from any Governmental Authority or other Person of any violation or alleged violation of any Legal Requirement or Right, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or is pending or threatened against the Seller alleging any such violation.

             (n) Pension and Employee Benefit Matters. The Buyer will not suffer any Liability or Adverse Consequence from the Seller's administration or termination of any of its Employee Benefit Plans or from any failure of any post-Closing distribution of benefits to employees of the Seller to be made by the Seller in compliance with all applicable Legal Requirements. The Buyer will have no obligation to employ any employee of the Seller or to continue any Employee Benefit Plan, and will have no Liability under any plan or arrangement maintained by the Seller for the benefit of any employee. The Seller will remain liable for all costs of employee compensation, including benefits and Taxes relating to employment and employees attributable to periods through the First Closing Date and the Second Closing Date, whether reported by such Closing Date or thereafter, and all group health plan continuation coverage to which any employee, former employee or dependent is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the applicable Closing Date with respect to such Person or as a result of termination of employment with the Seller because of the transactions contemplated by this Agreement and any benefit or excise tax liability or penalty or other costs arising from any failure by the Seller to provide group health plan continuation coverage. Except as set forth on Exhibit 3.1(n), neither the Seller nor any Affiliated Group which includes the Seller (if any) maintains, administers or contributes to, has maintained, administered or contributed to, or has any Liability to contribute to, any Employee Benefit Plan. Exhibit 3.1(n) lists each Employee Benefit Plan that is, or at any time during the past six years was, maintained, administered, contributed to or required to be contributed to by the Seller or any Affiliated Group (if any) which includes or has included the Seller, and the date of termination of each such Employee Benefit Plan (if any) which has been terminated. The Seller has no Liability (and there is no basis for the assertion of any Liability) as a result of the Seller's or any such Affiliated Group's maintenance, administration or termination of, or contribution to, any Employee Benefit Plan. Neither the Seller nor any member of any Affiliated Group (if any) which includes or has included the Seller has ever been required to contribute to any Multiemployer Plan (as defined in ERISA Section 3(37)) nor has incurred any Liability under Title IV of ERISA.

             (o) Employees and Labor. The Seller has not received any notice, nor, to the best knowledge of the Seller and the Shareholder, is there any reason to believe that any executive or key employee of the Seller or any group of employees of the Seller has any plans to terminate his, her or its employment with the Seller. No executive or key employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Seller prior to the Second Closing Date and, if such person becomes an employee of the Buyer subsequent to a Closing, to the affairs of the Buyer after such Closing. The Seller will not be required to give any notice under the Worker Adjustment and Retraining Notification Act, as amended, or any similar Legal Requirement as a result of this Agreement, the Other Seller Agreements or the transactions contemplated hereby or thereby. The Seller does not have any labor relations problems or disputes, nor has the Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller is not a party to or bound by any collective bargaining agreement, there is no union or collective bargaining unit at the Seller's facilities, and no union organization effort has been threatened, initiated or is in progress with respect to any employees of the Seller.

             (p) Customer Relationships. Exhibit 3.1(p)(i) lists each customer that individually or with its affiliates accounted for 2% or more of the sales, rental or lease revenues of the Seller's Coeur D'Alene, Idaho store during either the fiscal year ending December 31, 1995 or the ten-month period ending October 31, 1996 (the "Principal Coeur D'Alene Customers"). Exhibit 3.1(p)(ii) lists each customer that individually or with its affiliates accounted for 2% or more of the sales, rental or lease revenues of the Seller's Sandpoint, Idaho store during either the fiscal year ending December 31, 1995 or the ten- month period ending October 31, 1996 (the "Principal Sandpoint Customers"). The Seller has good commercial working relationships with its Principal Coeur D'Alene Customers and its Principal Sandpoint Customers and since January 1, 1995, no Principal Coeur D'Alene Customer or Principal Sandpoint Customer has cancelled or otherwise terminated its relationship with the Seller, materially decreased or limited its purchases, rentals or leases from the Seller, or threatened to take any such action. The Seller and the Shareholder have no basis to anticipate any problems with the Seller's customer or business relationships. Except as set forth on Exhibit 3.1(p)(i) or Exhibit 3.1(p)(ii), to the best knowledge of the Seller and the Shareholder, no Principal Coeur D'Alene Customer or Principal Sandpoint Customer has any plans to reduce its purchases, rentals or leases from the Seller below levels prevailing since January 1, 1995, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Seller with any Principal Coeur D'Alene Customer or Principal Sandpoint Customer prior to the First Closing Date or the Second Closing Date or of the Buyer with any Principal Coeur D'Alene Customer or Principal Sandpoint Customer after the First Closing Date or the Second Closing Date.

             (q) Resale Inventory. The resale inventory of the Seller consists of goods which, in the aggregate, are merchantable, are fit for the purposes for which they were procured and are held by the Seller, are usable in the ordinary course of the Seller's business and are not obsolete.

             (r) Condition, Adequacy and Type of Equipment. The rental/lease inventory of the Seller, including, without limitation, the Acquired Partnership Assets, consists of machinery, equipment and other tangible personal property which are merchantable, are fit and suitable for the purpose for which they were procured and are held by the Seller, useable in the ordinary course of the Seller's business and are not obsolete. All of the machinery, equipment and other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) has been well maintained and is in good repair and good operating condition. None of the machinery, equipment or other tangible personal property included in the Acquired Assets (including that held for rental, lease or sale) is damaged (except for such minor damage to individual pieces of equipment which has occurred in the ordinary course of business but which is not material to that piece of equipment and does not affect its merchantability, fitness or suitability for the rental business) or defective, neither the Seller nor the Partnership has experienced material problems or deficiencies with respect to any machinery, equipment and other tangible personal property included in the Acquired Assets, and, to the best knowledge of the Seller and the Shareholder, there is no basis to anticipate any such problems or deficiencies.

             (s)     Environmental Matters.

                     (i) The Seller is conducting and at all times has conducted its business and operations, and has occupied, used and operated the Premises and all other real property and facilities presently or previously owned, occupied, used or operated by the Seller, in compliance with all Environmental Obligations and so as not to give rise to Liability under any Environmental Obligations or to any impact on the Seller's business or activities. The Seller and the Shareholder do not have any knowledge of pending or proposed changes to any Environmental Obligations which would require any changes in any of the Seller's Premises, facilities, equipment, operations or procedures or affect the Seller's business or its cost of conducting its business as now conducted.

                     (ii) Except as set forth in the Environmental Study, no conditions, circumstances or activities have existed or currently exist, and neither the Seller nor the Shareholder has engaged in any acts or omissions, with respect to the Premises or any other real properties, facilities or business presently or previously owned, occupied, used or operated by the Seller or any predecessor (including, without limitation, off-site disposal or treatment of Hazardous Materials) which could give rise to any Liability pursuant to any Environmental Obligation. Exhibit 3.1(s)(ii) identifies all real properties and facilities, including the addresses thereof, which have been owned, occupied, used or operated by the Seller or any predecessor at any time on or prior to the date of this Agreement. There are no outstanding, pending or threatened Orders against the Seller or the Shareholder, nor are there any current, pending or threatened investigations of any kind against the Seller or the Shareholder, concerning any Environmental Obligations. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, threatened, pending against or affecting the Seller or the Shareholder at law or in equity with respect to any Environmental Obligations, and neither the Seller nor the Shareholder has knowledge of any existing grounds on which any such action, suit or proceedings might be commenced.

                     (iii) Any chemicals and chemical compounds and mixtures which are included among the assets of the Seller are integral to and required for the conduct of the its business, have not been and are not intended to be discarded or abandoned, and are not waste or waste materials. Except as set forth in the environmental studies attached as Exhibit 3.1(s)(iii) (collectively, the "Environmental Study"), the Seller has not generated, handled, used, transported or disposed of Hazardous Materials. All waste materials which are generated as part of the business of the Seller are handled, stored, treated and disposed of in accordance with applicable Legal Requirements and Environmental Obligations.

                     (iv) Except as set forth in the Environmental Study, no underground or above ground storage tanks are or have been located on the Premises or any other real properties or any facilities presently or previously owned, occupied, used or operated by the Seller or any predecessor. Except as set forth in the Environmental Study, neither any of the Premises nor any other real properties or facilities presently or previously owned, occupied, used or operated by the Seller or any predecessor has been used at any time as a gasoline service station or any facility for storing, pumping, dispensing or producing gasoline or any other petroleum products (other than such storage, pumping and dispensing of gasoline and other petroleum products as is incidental to the Seller's equipment rental/lease business) or Hazardous Materials. No building or other structure on any of the Premises contains asbestos-containing materials. There are not nor have there been any incinerators, septic tanks, leach fields, cesspools or wells (including without limitation dry, drinking, industrial, agricultural and monitoring wells) on any of the Premises.

             (t) Intellectual Property. The Seller owns or has the legal right to use and, except for the Solutions by Computer Software License Agreement, to transfer to the Buyer each item of Intellectual Property required to be identified on Exhibit 3.1(h)(ii). The continued operation of the business of the Seller as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the best knowledge of the Seller and the Shareholder, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Seller or any Intellectual Property included in the Shareholder Property. Neither the Seller nor any owner of any Intellectual Property included in the Shareholder Property has granted any license, sublicense or permission with respect to any Intellectual Property owned or used in the Seller's business. The Partnership does not own any Intellectual Property, nor is any necessary for the ownership, operation or use of the Acquired Partnership Assets.

             (u) Disclosure. None of the documents or information provided to the Buyer by the Seller, the Shareholder, the Partnership or the Partner or any agent or employee thereof in the course of the Buyer's due diligence investigation and the negotiation of this Agreement and Section 3.1 of this Agreement and the disclosure Exhibits referred to therein, including the financial statements referred to above in Section 3.1, contain any untrue statement of any material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact which materially adversely affects the business, prospects, condition, affairs or operations of the

Seller, any of its properties or assets or any of the Acquired Partnership Assets which has not been set forth in this Agreement or such Exhibits, including such financial statements.

             Nothing in the disclosure Exhibits referred to in Section 3.1 shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable disclosure Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Seller, the Shareholder, the Partnership and the Partner acknowledge and agree that the fact that they have made disclosures pursuant to Section 3.1 or otherwise of matters, or did not have knowledge of matters, which result in Adverse Consequences to the Buyer shall not relieve the Seller, the Shareholder, the Partnership and the Partner of their obligation pursuant to Article 7 to indemnify and hold the Buyer harmless from all Adverse Consequences.

    3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller, the Shareholder, the Partnership and the Partner that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the applicable Closing Date (as though made then and as though the applicable Closing Date were substituted for the date of this Agreement throughout this
Section 3.2).

             (a) Organization, Good Standing, Power, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement and the Other Buyer Agreements and the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Other Buyer Agreements, and this Agreement constitutes, and the Other Buyer Agreements will when executed and delivered constitute, the legal, valid and binding obligations of the Buyer, and shall be enforceable in accordance with their respective terms against the Buyer.

             (b) No Violation of Agreements, Etc. The execution, delivery and performance of this Agreement and the Other Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement to which the Buyer is subject or any provision of the certificate of incorporation or bylaws of the Buyer or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Buyer pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which the Buyer is a party or which the Buyer or any of its assets and properties is bound or subject. Except for notices and consents that will be given or obtained by the Buyer prior to the applicable Closing, the Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement.

    3.3. Survival of Representations. The representations and warranties contained in Sections 3.1 and 3.2 and the Liabilities of the parties with respect thereto shall survive any investigation thereof by the parties and shall survive for four years following the later of the First Closing or the Second Closing, except that the Liabilities of the Seller and the Shareholder with respect to the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(f), 3.1(g), 3.1(n), 3.1(s),
3.1(t) and 3.1(u), the Liabilities of the Partnership and the Partner with respect to the Partnership's and the Partner's representations and warranties set forth in Sections 3.1(a)(ii), 3.1(b)(ii), 3.1(c)(ii), 3.1(f)(ii) and 3.1(g), and the Liabilities of the Buyer with respect to the representations and warranties set forth in Sections 3.2(a) and 3.2(b), shall survive without termination.

    3.4. Representations as to Knowledge. The representations and warranties contained in Article 3 hereof will in each and every case where an exercise of discretion or a statement to the "best knowledge," "best of knowledge" or "knowledge" is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith after reasonable investigation, with due diligence, to the reasonable best efforts of such party and be exercised always in a reasonable manner and within reasonable times.

4. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Second Closing.

    4.1. General. Each of the parties will use its reasonable best efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in
Section 6) and the other agreements contemplated hereby. Without limiting the foregoing, the Shareholder will and will cause the Seller and the Partnership to, and the Partner will and will cause the Partnership to, give any notices, make any filings and obtain any consents, authorizations or approvals needed to consummate the transactions contemplated by this Agreement.

    4.2. Operation and Preservation of Business. The Seller will not, and the Shareholder will not cause or permit the Seller to, engage in any practice, take any action or enter into any transaction outside its ordinary course of business; provided, however, that in no event will any action be taken or fail to be taken or any transaction be entered into which would result in a breach of any representation, warranty or covenant of the Seller, the Shareholder, the Partnership or the Partner. The Seller will, and the Shareholder will cause the Seller to, keep its business and properties, including its current operations, physical facilities, working conditions, and relationships with customers, suppliers, lessors, licensors and employees, intact and, in connection therewith, to continue to purchase new or used equipment necessary to maintain its rental/lease inventory at the level specified in Section 3.1(e)(i)(J). The Partnership will not, and the Shareholder and the Partner will not cause or permit the Partnership to, enter into any transaction with any other Person which would have any effect on the Acquired Partnership Assets or the transaction contemplated hereby; provided, however, that in no event will any action be taken or fail to be taken or any transaction entered into which would result in a breach of any representation, warranty or covenant of the Seller, the Shareholder, the Partnership or the Partner. The Partnership will, and the Shareholder and the Partner will cause the Partnership to, keep the Acquired Partnership Assets intact and in compliance with all applicable representations and warranties.

    4.3. Full Access. The Seller and the Partnership will permit the Buyer and its agents to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller or the Partnership, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Seller or the Partnership.

    4.4. Notice of Developments. The Seller and the Partnership will give prompt written notice to the Buyer of any material development which occurs after the date of this Agreement and affects the business, assets, Liabilities, financial condition, operations, results of operations, future prospects, representations, warranties, covenants or disclosure Exhibits of the Seller or the Acquired Partnership Assets. No such written notice, however, will be deemed to amend or supplement any disclosure Exhibit (except as set forth in the next two sentences with respect to clause (i)(J) of Exhibit 3.1(e)) or to prevent or cure any misrepresentation, breach of warranty or breach of covenant. Between the First Closing and the Second Closing, the Seller may make payments or transfers to or for the benefit of the Shareholder of the type described in clause (i)(J) of Section 3.1(e)(i) in connection with the Seller's year-end tax planning; provided, however, that such payments or transfers may only be of Excluded Assets or proceeds therefrom and may not be of Acquired Seller Assets or any assets which, but for their sale, transfer, liquidation or other disposition by the Seller would have been Acquired Seller Assets, or from any proceeds therefrom. Between the First Closing and the Second Closing, the Seller may update clause (i)(J) of Exhibit 3.1(e) to reflect such permitted tax-planning payments and transfers.

    4.5. Exclusivity. Neither the Seller, the Shareholder, the Partnership nor the Partner will, and neither the Shareholder nor the Partner will cause or permit the Seller or the Partnership to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, any partnership or similar interest in, or any portion of the assets of, the Seller or the Partnership (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Neither the Shareholder nor the Partner will vote shares of the Seller's stock or interests in the Partnership in favor of any such transaction. The Seller, the Shareholder, the Partnership and the Partner will notify the Buyer immediately if the Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

    4.6. Conveyance of Shareholder Property. Prior to the First Closing Date, the Shareholder shall convey, and shall cause each relative or affiliate to convey, to the Seller, free and clear of any Encumbrance or Tax, all of the Shareholder's, relative's or affiliate's right, title and interest to the Shareholder Property included in the Acquired Seller Assets.

    4.7. Announcements. Prior to the First Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties.

    4.8. Bulk Sales Laws. In reliance upon its indemnification rights set forth in Section 7, the Buyer waives compliance by the Seller and the Partnership with the bulk transfer law and any other similar law of any applicable jurisdiction in respect to the transactions contemplated by this Agreement.

5. Post-Closing Covenants. The parties agree as follows with respect to the period following the First Closing.

    5.1. Further Assurances. In case at any time after the First Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7).

    5.2.     Transition.  The Shareholder will assist with the transition of
(a) the Seller's Coeur D'Alene, Idaho business to the Buyer during the first six months following the First Closing and (b) the Seller's Sandpoint, Idaho business to the Buyer during the first six months following the Second Closing, in each case, at no cost to the Buyer. Notwithstanding the foregoing, the Shareholder shall not be required to devote more than an average of 15 hours per week to such activities. The assistance with transition to be provided by the Shareholder shall be in answering in person or by telephone during normal business hours, questions of any employee of the Buyer, not to exceed a total of three hours on any one day of the week. Neither the Seller, the Shareholder, the Partnership nor the Partner will take any action at any time that is designed or intended to have the effect of discouraging any customer, supplier, lessor, licensor or other business associate of (a) the Seller's Coeur D'Alene, Idaho operations from establishing or continuing a business relationship with the Buyer after the First Closing or (b) the Seller's Sandpoint, Idaho operations from establishing or continuing a business relationship with the Buyer after the Second Closing.

    5.3. Cooperation. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to (a) the First Closing Date involving any of the First Closing Acquired Seller Assets or the Seller's business relating thereto or (b) the Second Closing Date involving any of the Second Closing Acquired Seller Assets, the Acquired Partnership Assets or the Seller's business relating thereto, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7).

    5.4. Confidentiality. The Seller, the Shareholder, the Partnership and the Partner will treat and hold as confidential all Confidential Information concerning the Buyer, the Seller's business or the Acquired Assets, refrain from using any such Confidential Information and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all of such Confidential Information in its or their possession.

    5.5. Post-Closing Announcements. Following the First Closing, neither the Seller, the Shareholder, the Partnership nor the Partner will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

    5.6. Financial Statements. The Seller, the Shareholder, the Partnership and the Partner will, upon request of the Buyer, cooperate with the Buyer to produce such historical and on-going financial statements and audits as the Buyer may request, all at the sole cost and expense of the Buyer.

    5.7.     Satisfaction of Liabilities.

             (a) The Seller and the Shareholder will pay and perform, as and when due, all Liabilities (other than Assumed Liabilities) relating to the Seller, the business and activities of the Seller and the Acquired Seller Assets, including, without limitation, all Taxes attributable to the transactions contemplated by this Agreement and all accrued vacation and other accrued employee benefits; provided, however, that accrued vacation and other accrued employee benefits with respect to those persons who as of the applicable Closing Date are employees of the Seller and who become employees of the Buyer in connection with the Closing corresponding to such Closing Date will be satisfied by payment of the amount thereof by the Seller to the Buyer as the Buyer provides such benefits or makes cash payments in lieu thereof to such employees. The Partnership, the Shareholder and the Partner will pay and perform, as and when due, all Liabilities of the Partnership, the business of the Partnership and the Acquired Partnership Assets, including, without limitation, all Taxes attributable to the transactions contemplated by this Agreement. Further, the Seller and the Shareholder, at their expense, will, upon receipt of notice from the Buyer at any time, promptly take or cause to be taken any action necessary to remedy any failure of the Premises or the acquired business to comply at the applicable Closing Date with any Legal Requirement.

             (b) The Seller will pay to the applicable Governmental Authorities, on or before December 20, 1996, all personal property taxes on the Acquired Seller Assets and the Acquired Partnership Assets attributable to the period from January 1, 1996 to and including December 31, 1996. If the Second Closing occurs, the Buyer will be responsible for all personal property taxes on the Second Closing Acquired Seller Assets and the Acquired Partnership Assets attributable to the period commencing on January 1, 1997, including, without limitation those attributable to the period from January 1, 1997 to and including the date on which the Second Closing occurs.

             (c) The Buyer will pay and perform, as and when due (except to the extent the validity thereof or the liability therefor is being contested by the Buyer), the Assumed Liabilities.

    5.8. Certain Environmental Matters. The Seller and the Shareholder shall, within 14 days after receipt of notice from the Buyer, pay to the Buyer an amount equal to all costs and expenses incurred by the Buyer in installing a wash water recycling system at the Coeur D'Alene store in compliance with applicable Environmental Obligations, connecting the wash system at the Sandpoint, Idaho store to the store's sanitary sewer connection in compliance with applicable Environmental Obligations, obtaining all applicable Permits in connection therewith and taking such actions as are necessary in connection therewith; provided, however, that the amount payable by the Seller and the Shareholder pursuant to this sentence shall not exceed $16,000. The Seller and the Shareholder shall, within 120 days of the Second Closing, complete all actions necessary to comply with applicable Environmental Obligations relating to the removal by the Seller in 1996 of two underground storage tanks from its Sandpoint, Idaho Premises, including, without limitation, making any required filings with Governmental Authorities. Nothing in this Section 5.8 shall relieve the Seller or the Shareholder from any obligation or Liability under
Section 7 of this Agreement, obligate the Buyer to take any action (except as specifically set forth in the first sentence of this Section 5.8) or impose any Liability on the Buyer.

    5.9. Second Closing. The Buyer shall be obligated to consummate the Second Closing if the conditions set forth in Section 6.1 applicable to the Second Closing have been satisfied. The Seller, the Shareholder, the Partnership and the Partner shall be obligated to consummate the Second Closing if the conditions set forth in Section 6.2 applicable to the Second Closing have been satisfied.

6.  Conditions to Closing.

    6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the purchase of the Acquired Assets and the consummation of the other transactions contemplated by this Agreement at the applicable Closing is subject to satisfaction of the following conditions:

             (a) the Seller's, the Shareholder's, the Partnership's and the Partner's representations and warranties shall be correct and complete at and as of such Closing Date and such Closing and any written notices delivered to the Buyer pursuant to Section 4.5 and the subject matter thereof shall be satisfactory to the Buyer;

             (b) the Seller, the Shareholder, the Partnership and the Partner shall have performed and complied with all of their covenants hereunder through such Closing;

             (c) the Seller, the Shareholder, the Partnership and the Partner shall have given all notices and procured all of the third-party consents, authorizations and approvals required to consummate the transactions contemplated by this Agreement with respect to such Closing, all in form and substance reasonably satisfactory to the Buyer;

             (d) no action, suit or proceeding shall be pending or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own the Acquired Assets or to conduct the acquired business, and no such Order shall be in effect;

             (e) there shall have been no adverse change in the Acquired Assets or the Seller's business between the date of execution of this Agreement and such Closing;

             (f) the Seller and the Partnership shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1(a) through (e) is satisfied in all respects and as to the adoption of resolutions by the board of directors and shareholders of the Seller and the partners of the Partnership authorizing the execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby;

             (g) the Buyer shall have completed its due diligence with respect to the Seller, the Partnership, the Seller's business and the Acquired Assets with results satisfactory to the Buyer.

             (h) the Other Seller Agreements and documentation necessary to accomplish the conveyance of the specific ownership tax and fee payments made by the Seller or the Partnership prior to such Closing in respect of vehicles and mobile equipment included in the Acquired Assets relating to such Closing shall have been executed and delivered by the Seller, the Shareholder, the Partnership and the Partner, as applicable;

             (i) the Premises Leases shall have been executed and delivered by the parties thereto and the owners of the real property underlying the Premises Leases, and each Person having an Encumbrance on such property, shall have executed and delivered estoppel, nondisturbance and landlord waiver agreements relating thereto satisfactory to the Buyer;

             (j) the Buyer shall have received from counsel to the Seller, the Shareholder, the Partnership and the Partner an opinion in form and substance as set forth in Exhibit 6.1(j) addressed to the Buyer and its debt and equity financing sources and dated as of such Closing;

             (k) financing necessary for the consummation of the transactions contemplated by such Closing and the operation of the business to be acquired at such Closing shall be available to the Buyer on terms and conditions satisfactory to the Buyer;

             (l) a "Phase I" environmental study of the Premises, and such additional environmental testing as the Buyer shall request, shall have been completed at the Seller's expense and supplied to the Buyer, and the contents and results thereof shall be satisfactory to the Buyer;

             (m) the Seller shall have delivered to the Buyer possession and control of the Acquired Assets relating to such Closing;

             (n) the Seller and the Shareholder shall have executed and delivered to the Buyer (i) appropriate documentation to transfer to the Buyer record ownership of the trade name "U.Do.It Rental Centers" and all other registered Intellectual Property and applications therefor and (ii) an amendment to the Seller's articles of incorporation for the purpose of changing its name to a name that does not include the term "U.Do.It" or any derivation thereof; and

             (o) the Seller, the Shareholder, the Partnership and the Partner shall have delivered, or caused the Seller to deliver, to the Buyer such other instruments, certificates and documents as are reasonably requested by the Buyer in order to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 at or prior to the applicable Closing.

    6.2. Conditions to Obligation of the Seller, the Shareholder, the Partnership and the Partner. The obligation of the Seller, the Shareholder, the Partnership and the Partner to consummate the sale of the Acquired Assets at the applicable Closing is subject to satisfaction of the following conditions:

             (a) the Buyer's representations and warranties shall be correct and complete at and as of such Closing Date and such Closing;

             (b) the Buyer shall have performed and complied with all of its covenants hereunder through such Closing Date;

             (c) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

             (d) the Other Buyer Agreements shall have been executed and delivered by the Buyer;

             (e) the Seller, the Shareholder, the Partnership and the Partner shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 6.2(e), addressed to the Seller, the Shareholder, the Partnership and the Partner and dated as of such Closing; and

             (f) the Buyer shall have paid and deposited the purchase price for the Acquired Assets relating to such Closing pursuant to Section 2.3.

The Agent may waive any condition specified in this Section 6.2 at or prior to the applicable Closing.

7.  Remedies for Breaches of This Agreement.

         7.1.     Indemnification Provisions for Benefit of the Buyer.

             (a) If the Seller, the Shareholder, the Partnership or the Partner breaches (or if any Person other than the Buyer alleges facts that, if true, would mean the Seller, the Shareholder, the Partnership or the Partner has breached) any of the representations or warranties of the Seller, the Shareholder, the Partnership or the Partner contained herein and the Buyer gives notice thereof to the Agent within the Survival Period, or if the Seller, the Shareholder, the Partnership or the Partner breaches (or if any Person other than the Buyer alleges facts that, if true, would mean the Seller, the Shareholder, the Partnership or the Partner has breached) any covenants of the Seller, the Shareholder, the Partnership or the Partner contained herein or any representations, warranties or covenants of the Seller, the Shareholder, the Partnership or the Partner contained in any Other Seller Agreement and the Buyer gives notice thereof to the Agent, then the Seller, the Shareholder and the Partner agree to jointly and severally indemnify and hold harmless the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to or caused by any of the foregoing regardless of whether the Adverse Consequences are suffered during or after the Survival Period; provided, however, that the Partner shall be required to indemnify and hold harmless the Buyer from and against only such Adverse Consequences as result from, arise out of, relate to or are caused by breaches of the representations, warranties or covenants of the Partner. In determining whether there has been a breach of any representation or warranty contained in
Section 3.1 and in determining for purposes of the preceding sentence the amount of Adverse Consequences suffered by the Buyer, such representations and warranties shall not be qualified (other than by the references to "material" set forth in Section 3.1(u)) by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. The Seller and the Shareholder also agree to jointly and severally indemnify and hold harmless the Buyer from and against any Adverse Consequences the Buyer may suffer which result from, arise out of, relate to or are caused by the consummation of the transactions contemplated by this Agreement, whether or not such matter was known or disclosed to the Buyer, was disclosed on any Exhibit hereto or is a matter with respect to which the Seller, the Shareholder, the Partnership or the Partner did or did not have knowledge, including, without limitation, any act or omission of the Seller, the Shareholder, the Partnership or the Partner or any predecessor with respect to, or any event or circumstance related to, the Seller's, the Shareholder's, the Partnership's or the Partner's or any predecessor's ownership, occupation, use or operation of any of the Acquired Assets, the Excluded Assets or any other assets or properties or the conduct of its or their business, regardless of whether such act, omission, event or circumstance occurred or existed prior to or at the Closing Date or whether a claim with respect to such matter was asserted before or is asserted after the Closing Date, any Liability of the Seller, the Shareholder, the Partnership or the Partner not included in the Assumed Liabilities (including, without limitation, those concerning Hazardous Materials or the failure of the Seller, the Shareholder, the Partnership or the Partner or any predecessor to comply with any Environmental Obligation or other Legal Requirement), and any Liability resulting from any failure of the parties to comply with any applicable bulk sales or transfer Legal Requirement in connection with the transactions contemplated by this Agreement. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within a reasonable time, the dispute will be resolved by arbitration pursuant to this Agreement.

             (b) Amounts needed to cover any indemnification claims resolved in favor of the Buyer against the Seller, the Shareholder, the Partnership or the Partner during the Escrow Period will be paid to the Buyer first out of the funds escrowed pursuant to the Escrow Agreement, along with interest from the applicable Closing Date at the rate applicable to the escrowed funds. The Seller and the Shareholder will have joint and several Liability for any additional amounts needed to cover such claims, which amounts will be paid directly to the Buyer. At the end of the Escrow Period amounts that may be needed to cover pending indemnification claims made by the Buyer (such amounts to be determined by the Buyer based upon the reasonable exercise of its business judgment) will be retained in the Escrow Account until such claims are resolved, and any excess on deposit therein, including any accrued interest, will be paid to the Seller. Nothing in this Section 7.1(b) will be construed to limit the Buyer's right to indemnification to amounts on deposit in the Escrow Account. The Buyer and the Agent shall jointly give instructions to the Escrow Agent to carry out the intent of this Section 7.1(b). Any disputes concerning the escrowed funds will be settled by arbitration as provided in this Agreement. The Buyer, on the one hand, and the Seller and the Shareholder jointly and severally, on the other hand, shall each be responsible for one-half of the fees, charges and expenses payable to the Escrow Agent pursuant to paragraph a. of Article 2 of the Escrow Agreement and, except as otherwise determined pursuant to Section 9.11 of this Agreement, one-half of any amounts payable pursuant to paragraph b. of such Article 2.

    7.2. Indemnification Provisions for Benefit of the Seller, the Shareholder, the Partnership and the Partner. If the Buyer breaches (or if any Person other than the Seller, the Shareholder, the Partnership or the Partner alleges facts that, if true, would mean the Buyer has breached) any of its representations or warranties contained herein and the Agent gives notice of a claim for indemnification against the Buyer within the Survival Period, or if the Buyer breaches (or if any Person other than the Seller, the Shareholder, the Partnership or the Partner alleges facts that, if true, would mean the Buyer has breached) any of its covenants contained herein or any of its representations, warranties or covenants contained in any Other Buyer Agreement and the Agent gives notice thereof to the Buyer, then the Buyer agrees to indemnify and hold harmless the Seller, the Shareholder, the Partnership and the Partner from and against any Adverse Consequences the Seller, the Shareholder, the Partnership and the Partner may suffer which result from, arise out of, relate to, or are caused by the breach or alleged breach, regardless of whether the Adverse Consequences are suffered during or after the Survival Period. In determining whether there has been a breach of any representation or warranty contained in Section 3.2 and in determining the amount of Adverse Consequences suffered by the Buyer for purposes of this Section, such representations and warranties shall not be qualified by "material," "materiality," "in all material respects," "best knowledge," "best of knowledge" or "knowledge" or words of similar import, or by any phrase using any such terms or words. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within a reasonable time, the dispute will be resolved by arbitration pursuant to this Agreement.

    7.3.     Matters Involving Third Parties.

             (a) If any third party (including, without limitation, any Governmental Authority) notifies any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party"), then the Indemnified Party will notify each Indemnifying Party thereof in writing within 15 days after receiving such notice. No delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

             (b) Any Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,
(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not elect to assume control of or otherwise participate in the defense or settlement of any Third Party Claim, it will be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

             (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

             (d) In the event any of the conditions in Section 7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Section 7.

    7.4. Right of Offset. The Buyer will have the right to offset any Adverse Consequences it may suffer against any amounts payable pursuant to this Agreement or any Other Seller Agreement to the Seller, the Shareholder, the Partnership, the Partner or any relative or affiliate of any of them at or after the First Closing or the Second Closing.

    7.5. Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have.

8.  Termination.

    8.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

             (a) the Buyer and the Agent may terminate this Agreement by mutual written consent at any time prior to the First Closing or the Second Closing;

             (b) the Buyer may terminate this Agreement by giving written notice to the Agent at any time prior to either Closing (i) in the event the Seller, the Shareholder, the Partnership or the Partner has breached any representation, warranty or covenant contained in this Agreement in any material way, the Buyer has notified the Agent of the breach, and the breach has not been cured within 10 days after the notice of breach, (ii) if the First Closing has not occurred on or before December 31, 1996 because of the failure of any condition precedent to the Buyer's obligations to consummate the First Closing (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement in any material way) or (iii) if the Second Closing has not occurred on or before January 31, 1997 because of the failure of any condition precedent to the Buyer's obligations to consummate the Second Closing (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement in any material way); or

             (c) the Agent may terminate this Agreement by giving written notice to the Buyer at any time prior to either Closing (i) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material way, the Agent has notified the Buyer of the breach, and the breach has not been cured within 10 days after the notice of breach, (ii) if the First Closing has not occurred on or before December 31, 1996 because of the failure of any condition precedent to the Seller's, the Shareholder's, the Partnership's and the Partner's obligations to consummate the First Closing (unless the failure results primarily from the Seller, the Shareholder, the Partnership or the Partner breaching any representation, warranty or covenant contained in this Agreement in any material way) or (iii) if the Second Closing has not occurred on or before January 31, 1997 because of the failure of any condition precedent to the Seller's, the Shareholder's, the Partnership's and the Partner's obligations to consummate the Second Closing (unless the failure results primarily from the Seller, the Shareholder, the Partnership or the Partner breaching any representation, warranty or covenant contained in this Agreement in any material way).

    8.2. Effect of Termination. The termination of this Agreement by a party pursuant to Section 8.1 will in no way limit any obligation or liability of any other party based on or arising from a breach or default by such other party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, and the terminating party will be entitled to seek all relief to which it is entitled under applicable law.

    8.3. Confidentiality. If this Agreement is terminated, each party will treat and hold as confidential all Confidential Information concerning the other parties which it acquired from such other parties in connection with this Agreement and the transactions contemplated hereby.

9.  Miscellaneous.

    9.1. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

    9.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

    9.3. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Seller, the Shareholder, the Partnership nor the Partner may assign this Agreement or any of their rights, interests or obligations hereunder without the prior written approval of the Buyer. The Buyer may assign its rights and obligations hereunder as permitted by law, including, without limitation, to any debt or equity financing source.

    9.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

    9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

    9.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, telecopy or facsimile, and addressed to the intended recipient as set forth below:

    If to the Seller, the Shareholder          Copy to:
    the Partnership or the Partner:
    Addressed to the                           Stephen F. Smith, Esq.
    Agent at:                                  Cooke,  Lamanna, Smith, Cogswell
                                                   & Elliott Chartered
    Charles E. Campbell                        P.O. Box C
    2221 Gypsy Bay Road                        102 Superior Street

    Sagle, Idaho  83860                     Sandpoint, Idaho 83864
    Telecopy: (___) ___-____                Telecopy:  (208)263-8932

    If to the Buyer:                        Copy to:

    RentX Industries, Inc.                  Sherman & Howard L.L.C.
    1522 Blake Street                       633 Seventeenth Street, Suite 3000
    Denver, Colorado  80202                 Denver, Colorado  80202
    Attn: Richard M. Tyler                  Attn:  B. Scott Pullara
    Telecopy:  (303) 620-9016               Telecopy:  (303) 298-0940

Notices will be deemed given three days after mailing if sent by certified mail, when delivered if sent by courier, and upon receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

    9.7. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

    9.8. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by the Buyer and the Agent. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

    9.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    9.10. Expenses. Except as otherwise provided in Section 8.2, (a) the Buyer shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby and (b) the Seller, the Shareholder, the Partnership and the Partner will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses, all fees, commissions, expenses and other amounts payable to any broker, finder or agent and the costs of any environmental study and additional environmental testing contemplated by
Section 6.1) incurred by the Seller, the Shareholder, the Partnership or the Partner either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby; provided, however, that the Buyer shall bear any cost of the Environmental Study charged to the Seller by Stewart Environmental Consultants which is in excess of the first $2,400 so charged by Stewart Environmental Consultants.

    9.11. Arbitration. Any disputes arising under or in connection with this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, will be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association under the authority of federal and state arbitration statutes, and shall not be the subject of litigation in any forum. EACH PARTY, BY SIGNING THIS AGREEMENT, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY RIGHTS SUCH PARTY MAY OTHERWISE HAVE TO SEEK REMEDIES IN COURT OR OTHER FORUMS, INCLUDING THE RIGHT TO JURY TRIAL. The arbitration will be conducted only in Denver, Colorado, before a single arbitrator selected by the parties or, if they are unable to agree on an arbitrator, before a panel of three arbitrators, one selected by the Buyer, one selected by the Agent and the third selected by the other two arbitrators. The arbitrators shall have full authority to order specific performance and award damages and other relief available under this Agreement or applicable law, but shall have no authority to add to, detract from, change or amend the terms of this Agreement or existing law. All arbitration proceedings, including settlements and awards, shall be confidential. The decision of the arbitrators will be final and binding, and judgment on the award by the arbitrators may be entered in any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The prevailing party or parties in any such arbitration or in any action to enforce this Agreement will be entitled to all reasonable costs and expenses, including fees and expenses of the arbitrators and attorneys, incurred in connection therewith.


    9.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

    9.13. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

    9.14. Agent. The Seller, the Shareholder, the Partnership and the Partner hereby authorizes and appoints the Agent to act as its, his or her exclusive agent and attorney-in-fact to act on behalf of each of them with respect to all matters which are the subject of this Agreement, including, without limitation, (a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given hereunder and (b) asserting, settling, compromising, or defending, or determining not to assert, settle, compromise or defend, (i) any claims which the Seller, the Shareholder, the Partnership or the Partner may assert, or have the right to assert, against the Buyer, or (ii) any claims which the Buyer may assert, or have the right to assert, against the Seller, the Shareholder, the Partnership or the Partner. The Agent hereby accepts such authorization and appointment. Upon the receipt of written evidence satisfactory to the Buyer to the effect that the Agent has been substituted as agent of the Seller, the Shareholder, the Partnership and the Partner by reason of his death, disability or resignation, the Buyer shall be entitled to rely on such substituted agent to the same extent as they were theretofore entitled to rely upon the Agent with respect to the matters covered by this
Section 9.14. Neither the Seller, the Shareholder, the Partnership nor the Partner shall act with respect to any of the matters which are the subject of this Agreement except through the Agent. The Seller, the Shareholder, the Partnership and the Partner acknowledge and agree that the Buyer may deal exclusively with the Agent in respect of such matters, that the enforceability of this Section 9.14 is material to the Buyer, and that the Buyer has relied upon the enforceability of this Section 9.14 in entering into this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  BUYER:

                                  RENTX INDUSTRIES, INC.


                                  By: /s/ RICHARD M. TYLER
                                     -------------------------------------------
                                  Name: Richard M. Tyler
                                       -----------------------------------------
                                  Title: President
                                        ----------------------------------------



                                  SELLER:

                                  U-DO-IT RENTAL CENTERS, INC.


                                  By: /s/ CHARLES E. CAMPBELL
                                     -------------------------------------------
                                        Charles E. Campbell
                                        President



                                  SHAREHOLDER:

                                  /s/ CHARLES E. CAMPBELL
                                  ----------------------------------------------
                                  Charles E. Campbell

                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT.]
                                  PARTNERSHIP:

                                  CAAR PARTNERSHIP


                                  By: /s/ CHARLES E. CAMPBELL
                                     -------------------------------------------
                                        Charles E. Campbell
                                        General Partner


                                  By: /s/ SCOTT W. ARNONE
                                     -------------------------------------------
                                        Scott W. Arnone
                                        General Partner



                                  PARTNER:

                                  /s/ SCOTT W. ARNONE
                                  ----------------------------------------------
                                  Scott W. Arnone


                                  /s/ LORI K. ARNONE
                                  ----------------------------------------------
                                  Lori K. Arnone

                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT.]